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                                  EXHIBIT 99.1

Investor Contact:  Strategic Growth International, Inc.

                   Robert Schatz
                   516.829.7111
                   sgi@netmonger.net

                                                           FOR IMMEDIATE RELEASE

     SONIC FOUNDRY RAISES ADDITIONAL $4.0 Million in Private Placement

     MADISON, WI -February 15, 2002 - Sonic Foundry(R) Inc. (NASDAQ: SOFO), a leading provider of rich media software, systems and services announced today that it has completed an additional $4.0 million offering of convertible subordinated debt with two institutional investors, including an institutional holder who also invested in the offering previously announced by the Company, bringing the total raised in this offering to $7.1 million. The Company has completed its offering.

     The debt carries interest at 10% per annum and is convertible into shares of common stock at a fixed rate of $2.45, subject to certain anti dilution adjustments. The investors also received warrants to purchase approximately 653,000 shares of common stock with a strike price of $2.94 per share.

About Sonic Foundry(R), Inc.

Sonic Foundry(R), founded in 1991, is a leading provider of professional rich media solutions with offices in Madison, WI; Santa Monica, CA; Pittsburgh, PA and Toronto, Canada.

Sonic Foundry Media Software develops sophisticated software tools for the creation, editing and publishing of digital multimedia. Production professionals use its Sound Forge(R), ACID(TM), Vegas(R) Video and Vegas(R) Audio tools worldwide for everything from audio and video creation to non-linear digital video editing and streaming media development.

Sonic Foundry Media Systems (formerly MediaSite) provides customized development of automated rich-media applications, and scalable solutions that allow media and entertainment companies, as well as enterprises and government organizations, to deploy, manage and distribute video content on IP-based networks.

Sonic Foundry Media Services is the pre-eminent supplier of digitization, management, and delivery solutions for various industries, with emphasis placed on services for the entertainment sector. These services consist of conversion, reformatting, and encoding of television, film, and audio content for multiple delivery platforms. Serving as the link between content and customers, the services enable media delivery through existing and emerging distribution channels.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration under the securities laws of such jurisdiction.

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Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

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